August 2013
Preliminary Terms No. 1,038 Registration Statement No. 333-178081 Dated August 29, 2013 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September    , 2015
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Dual Directional Trigger PLUS, or “Trigger PLUS,” are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the shares of the Vanguard FTSE Europe ETF, which we refer to as the underlying shares, have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum leveraged upside payment. If the underlying shares have depreciated in value but by no more than 15%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 15% return. However, if the underlying shares have depreciated in value by more than 15%, investors will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. The Trigger PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum leveraged upside payment in exchange for the leverage and absolute return features that in each case apply to a limited range of performance of the underlying shares. Investors may lose their entire initial investment in the Trigger PLUS.  The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
The Trigger PLUS differ from the PLUS described in the accompanying product supplement for PLUS in that the Trigger PLUS offer the potential for a positive return at maturity if the underlying shares depreciate by up to 15%. The Trigger PLUS are not the Buffered PLUS described in the accompanying product supplement for PLUS. Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the underlying shares depreciate by more than 15%.
All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	September , 2015
Valuation date:	August , 2015, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the Vanguard FTSE Europe ETF
Aggregate principal amount:	$
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will this amount exceed the stated principal amount plus the maximum leveraged upside payment.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:
$10 + ($10 x absolute share return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $1.50.
If the final share price is less than the trigger level:
$10 × share performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 15%, and possibly all, of your investment.

Leveraged upside payment:	$10 x leverage factor x share percent change, subject to the maximum leveraged upside payment
Leverage factor:	150%
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a –5% share percent change will equal a +5% absolute share return.
Share performance factor:	final share price / initial share price
Initial share price:	$ , which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum leveraged upside payment:	$2.65 to $2.85 per Trigger PLUS (26.5% to 28.5% of the stated principal amount). The actual maximum leveraged upside payment will be determined on the pricing date.
Trigger level:	$ , which is 85% of the initial share price
Stated principal amount / Issue price:	$10 per Trigger PLUS
Pricing date:	August , 2013
Original issue date:	September , 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61762P716 / US61762P7160
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $9.3260 per Trigger PLUS, or within $0.10 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$10.00	$0.225	$9.775
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each Trigger PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 15.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Trigger PLUS” at the end of this document.

Product Supplement for PLUS dated August 17, 2012	Prospectus dated November 21, 2011

Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities
The Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September    , 2015 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for any positive performance of the underlying shares, subject to the maximum leveraged upside payment.

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying shares.

▪	To potentially outperform the underlying shares in a moderately bullish or moderately bearish scenario.

Maturity:	Approximately 2 years
Leverage factor:	150% (applicable only if the final share price is greater than the initial share price)
Maximum leveraged upside payment:	$2.65 to $2.85 per Trigger PLUS (26.5% to 28.5% of the stated principal amount). The actual maximum leveraged upside payment will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Trigger level:	85% of the initial share price
Coupon:	None
Listing:	The Trigger PLUS will not be listed on any securities exchange

The original issue price of each Trigger PLUS is $10. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $10. We estimate that the value of each Trigger PLUS on the pricing date will be approximately $9.3260, or within $0.10 of that estimate. Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the Trigger PLUS, such as the leverage factor, the maximum leveraged upside payment or the trigger level would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer the potential for a positive return at maturity based on the absolute value of a limited range of percentage changes of the underlying shares. At maturity, if the underlying shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the assets, subject to the maximum leveraged upside payment. If the underlying shares have depreciated in value but by no more than 15%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 15% return. However, if the underlying shares have depreciated by more than 15%, investors will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose their entire initial investment in the Trigger PLUS.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of positive performance.
Absolute Return Feature	The Trigger PLUS enable investors to obtain an unleveraged positive return if the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level.
Upside Scenario if the Underlying Shares Appreciate
The final share price is greater than the initial share price and, at maturity, you receive a full return of principal as well as 150% of the increase in the value of the underlying shares, subject to a maximum leveraged upside payment of $2.65 to $2.85 per Trigger PLUS (26.5% to 28.5% of the stated principal amount). For example, if the final share price is 10% greater than the initial share price, the Trigger PLUS will provide a total return of 15% at maturity.

Absolute Return Scenario
The final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, which is 85% of the initial share price. In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares. For example, if the final share price is 10% less than the initial share price, the Trigger PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 15% return at maturity.

Downside Scenario
The final share price is less than the trigger level. In this case, the Trigger PLUS redeem for at least 15% less than the stated principal amount and this decrease will be by an amount proportionate to the decline in the value of the underlying shares on the valuation date. This amount will be less than $8.50 per Trigger PLUS. For example, if the final share price is 35% less than the initial share price, the Trigger PLUS will be redeemed at maturity for a loss of 35% of principal at $6.50, or 65% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Trigger level:	85% of the initial share price
Hypothetical maximum leveraged upside payment:	$2.75 per Trigger PLUS (27.5% of the stated principal amount)
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

See the next page for a description of how the Trigger PLUS work.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How it works

▪
Upside Scenario if the Underlying Shares Appreciate. If the final share price is greater than the initial share price, the investor would receive the $10 stated principal amount plus 150% of the appreciation of the underlying shares over the term of the Trigger PLUS, subject to the maximum leveraged upside payment. Under the hypothetical terms of the Trigger PLUS, an investor will realize the maximum leveraged upside payment of $2.75 per Trigger PLUS (27.5% of the stated principal amount) at a final share price of approximately 118.33% of the initial share price.

▪	If the underlying shares appreciate 10%, the investor would receive a 15% return, or $11.50 per Trigger PLUS.

▪	If the underlying shares appreciate 30%, the investor would only receive a 27.50% return, or $12.75 per Trigger PLUS, due to the maximum leveraged upside payment.

▪
Absolute Return Scenario. If the final share price is less than or equal to the initial share price and is greater than or equal to the trigger level of 85% of the initial share price, the investor would receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares.

▪	If the underlying shares depreciate 10%, the investor would receive a 10% return, or $11.00 per Trigger PLUS.

▪	The maximum return you may receive in this scenario is a positive 15% return at maturity.

▪
Downside Scenario. If the final share price is less than the trigger level of 85% of the initial share price, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. This amount will be less than $8.50 per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪	If the underlying shares depreciate 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per Trigger PLUS at maturity, or 70% of the stated principal amount.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the trigger level (which is 85% of the initial share price), the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 15% less than the $10 stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of the underlying shares on the valuation date, without any buffer. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The appreciation potential of the Trigger PLUS is limited.  The appreciation potential of the Trigger PLUS is limited by the maximum leveraged upside payment of $2.65 to $2.85 per Trigger PLUS (26.5% to 28.5% of the stated principal amount). Although the leverage factor provides 150% exposure to any increase in the final share price over the initial share price, because the leveraged upside payment will be limited to 26.5% to 28.5% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than approximately 17.67% to 19.00% of the initial share price will not increase the return on the Trigger PLUS. However, the positive return potential of the Trigger PLUS in the event that final share price declines is limited to a maximum of 15%. Any decline in the share price of the underlying share of greater than 15% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The underlying shares track the performance of the FTSE Developed Europe Index (the “share underlying index”), which is linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the share underlying index, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the share underlying index, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the share underlying index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the share underlying index and the United States and other countries important to international trade and finance.

▪
The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including the trading price (including whether the trading price is at or below the trigger level), volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the share underlying index (the index which the underlying shares seek to track), interest and yield rates in the market, time remaining until the Trigger PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rate of the U.S. dollar relative to the currencies in which the stocks underlying the share underlying index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Vanguard FTSE Europe ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
The amount payable on the Trigger PLUS is not linked to the value of the underlying shares at any time other than the valuation date.  The final share price will be based on the closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.

▪
Investing in the Trigger PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.  Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

▪
Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the Trigger PLUS.  The investment advisor to the Vanguard FTSE Europe ETF, The Vanguard Group, Inc. (the “Investment Advisor” or “Vanguard”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the Vanguard FTSE Europe ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Trigger PLUS. FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the share underlying index. FTSE may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index, and, consequently, the

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

price of the underlying shares and the value of the Trigger PLUS. FTSE may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The underlying shares and the FTSE Developed Europe Index are different.  The performance of the underlying shares may not exactly replicate the performance of the FTSE Developed Europe Index because the Vanguard FTSE Europe ETF will reflect transaction costs and fees that are not included in the calculation of the FTSE Developed Europe Index. The Fund employs an indexing investment approach by investing all, or substantially all, of its assets in the common stocks included in the FTSE Developed Europe Index. It is possible that the Vanguard FTSE Europe ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE Developed Europe Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Vanguard FTSE Europe ETF and the FTSE Developed Europe Index or due to other circumstances.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the Vanguard FTSE Europe ETF.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the Vanguard FTSE Europe ETF. However, the calculation agent will not make an adjustment for every event that could affect the shares of the Vanguard FTSE Europe ETF. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MS & Co. will determine the initial share price, the trigger level and the final share price, including whether the share price has decreased to or below the trigger level, and will calculate the amount of cash you receive at maturity, if any. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the Vanguard FTSE Europe ETF or a market disruption event, may adversely affect the payout to you at maturity. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying shares or the FTSE Developed Europe Index), including trading in the underlying shares and in other instruments related to the underlying shares or the FTSE Developed Europe Index. Some of our subsidiaries also trade the underlying shares or the stocks that constitute the FTSE Developed Europe Index and other financial instruments related to the FTSE Developed Europe Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the trigger price, which is the price at or above which the shares of the Vanguard FTSE Europe ETF must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the closing price of the shares of the Vanguard FTSE Europe ETF on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. As discussed in the Tax Disclosure Sections, even if the treatment of a Trigger PLUS as an “open transaction” is respected, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (in which case an interest charge will be imposed). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. Because a Trigger PLUS provides for the return of principal except where the final share price is below the trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger

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PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Vanguard FTSE Europe ETF Overview

The Vanguard FTSE Europe ETF (the “Fund”) is an exchange-traded fund managed by The Vanguard Group, Inc. (“Vanguard”). The Fund employs an indexing investment approach by investing all, or substantially all, of its assets in the common stocks included in the FTSE Developed Europe Index (the “Index”). The Fund tracked the MSCI Europe Index through March 26, 2013 and tracked the FTSE Developed Europe Index thereafter. The FTSE Developed Europe Index is made up of approximately 497 common stocks of companies located in 17 European countries—mostly companies in the United Kingdom, France, Switzerland, and Germany (which made up approximately 34%, 15%, 14%, and 13%, respectively, of the Index’s market capitalization as of May 31, 2013). Other countries represented in the Index include Austria, Belgium, Denmark, Finland, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, and Sweden. Shares of the Fund trade on NYSE Arca, Inc. under the ticker symbol VGK.

The Fund is one of the investment portfolios of Vanguard, a registered investment company that consists of more than 180 mutual funds. Information provided to or filed with the Commission by Vanguard pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-32548 and 811-05972, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Vanguard FTSE Europe ETF is accurate or complete.

Information as of market close on August 27, 2013:

Bloomberg Ticker Symbol:	VGK	52 Week High (on 8/14/2013):	$53.22
Current Share Price:	$51.78	52 Week Low (on 11/16/2012):	$44.20
52 Weeks Ago:	$45.18

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2008 through August 27, 2013. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on August 27, 2013 was $51.78. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Shares of the Vanguard FTSE Europe ETF Daily Closing Prices, January 1, 2008 to August 27, 2013

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Vanguard FTSE Europe ETF (CUSIP 922042874)*	High ($)	Low ($)	Period End ($)
2008
First Quarter	74.80	64.35	68.79
Second Quarter	74.06	65.00	65.61
Third Quarter	65.02	51.13	53.37
Fourth Quarter	53.07	32.77	38.36
2009
First Quarter	39.38	26.76	31.90
Second Quarter	42.80	32.73	40.28
Third Quarter	50.59	38.34	49.59
Fourth Quarter	52.67	47.61	48.48
2010
First Quarter	50.76	43.37	48.13
Second Quarter	50.08	39.19	40.19
Third Quarter	49.28	40.90	48.72
Fourth Quarter	53.42	47.11	49.09
2011
First Quarter	52.73	47.68	51.95
Second Quarter	56.27	50.30	53.53
Third Quarter	54.07	39.25	40.66
Fourth Quarter	48.72	39.43	41.43
2012
First Quarter	47.24	40.95	46.09
Second Quarter	46.83	38.64	42.83
Third Quarter	48.54	40.36	45.26
Fourth Quarter	49.06	44.20	48.84
2013
First Quarter	51.46	48.26	49.13
Second Quarter	52.82	47.25	48.13
Third Quarter (through August 27, 2013)	53.22	48.22	51.78

*Note that until March 26, 2013, the Fund tracked the MSCI Europe Index, and has tracked the FTSE Developed Europe Index thereafter.

This document relates only to the Trigger PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding Vanguard from the publicly available documents described in the preceding paragraph. In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Vanguard. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Vanguard is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Vanguard could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with Vanguard. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Vanguard, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws. As a prospective purchaser of

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the Trigger PLUS, you should undertake an independent investigation of Vanguard as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Vanguard®” is a registered mark of The Vanguard Group, Inc. (“Vanguard”). The FTSE Developed Europe Index is the exclusive property of FTSE. The Trigger PLUS are not sponsored, endorsed, sold or promoted by Vanguard. Vanguard makes no representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS. Vanguard has no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

The FTSE Developed Europe Index

The FTSE Developed Europe Index is a market-capitalization weighted index representing the performance of around 500 large and mid cap companies in 16 Developed European markets, including the UK. For additional information see “Annex A—The FTSE Developed Europe Index”

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Additional information related to calculating the final share price:
If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS. You should refer to the section “Description of PLUS—Share Closing Price” in the product supplement for PLUS for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for PLUS. You should refer to the section “Description of PLUS—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” in the product supplement for PLUS for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the Vanguard FTSE Europe ETF, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS. You should refer to the section “Description of PLUS—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for PLUS for more information.

Share underlying index:	FTSE Developed Europe Index
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Trigger PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Trigger PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Trigger PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the PLUS—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be

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subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes. We will receive, in aggregate, $10 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the underlying shares, stocks of the share underlying index, in futures and/or options contracts on the underlying shares or any component stocks of the share underlying index listed on major securities markets, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying shares on the pricing date, and therefore the trigger level, which is the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the valuation date, by purchasing and selling the underlying shares, stocks constituting the share underlying index, futures or options contracts on the underlying shares or the component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the value of the underlying shares and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many

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Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments. The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS. The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

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(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS. When MS & Co. prices this offering of Trigger PLUS, it will determine the economic terms of the Trigger PLUS, including the level of the maximum leveraged upside payment, such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012

Prospectus dated November 21, 2011

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Terms used in this document are defined in the product supplement for PLUS or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A

The FTSE Developed Europe Index

The FTSE Developed Europe Index (the “Index”) is a stock index calculated, published and disseminated FTSE International Limited (“FTSE”). The Index is derived from the FTSE Global Equity Index Series (“GEIS”). The FTSE Global Equity Index Series draws from a universe of over 7,400 securities in 47 different countries. It attempts to represent every equity and sector relevant to international investors’ needs and has a modular structure. The universe is divided into Developed, Advanced Emerging and Secondary Emerging segments, with indexes calculated at regional, national and sector level.

The FTSE Developed Europe Index is a market-capitalization weighted index representing the performance of around 500 large and mid cap companies in 16 Developed European markets, including the UK. It is made up of approximately 497 common stocks of companies located in 17 European countries—mostly companies in the United Kingdom, France, Switzerland, and Germany (which made up approximately 34%, 15%, 14%, and 13%, respectively, of the Index’s market capitalization as of May 31, 2013). Other countries represented in the Index include Austria, Belgium, Denmark, Finland, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, and Sweden.

Country Selection Criteria

The following criteria must be met before a country can be included:

•	Permission for direct equity investment by non-nationals

•	Availability of accurate and timely data

•	Non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends

•	The demonstration of significant international investor interest in the local equity market

•	Existence of adequate liquidity in the market

A country’s classification as Developed, Advanced Emerging or Secondary Emerging is largely dependent on the following factors:

•	Wealth (Gross National Income per capita)

•	Total stock market capitalization

•	Breadth and depth of market

•	Any restrictions on foreign investment

•	Free flow of foreign exchange

•	Reliable and transparent price discovery

•	Efficient market infrastructure (trading, reporting and settlement systems, derivatives market etc.)

•	Oversight by independent regulator

The FTSE Regional Committees will review the classification of countries between Developed, Advanced Emerging and Secondary Emerging on a regular basis. The FTSE Policy Group will publish a watch list of countries being monitored for promotion or demotion and will normally give at least six months notice before changing the classification of any country.

New countries, which in the view of the FTSE Policy Group and FTSE Regional Committees comply with these rules, may be added at any time after a prior announcement. Once a country has met the criteria, it will be eligible for inclusion in the FTSE Global Equity Index Series. However, for the country index to be constructed and included in the FTSE Global Equity Index Series, it must have a minimum of 3 companies which pass all the eligibility criteria. An

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

existing country index will remain in the FTSE Global Equity Index Series while any eligible constituents representing the country remain within the index. On the deletion of the last eligible constituent, the country will continue to be eligible, but the country index will be immediately removed from the FTSE Global Equity Index Series and will only be reconsidered for inclusion if it meets the minimum requirement of 3 eligible companies.

Determining Nationality

A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will refer the company to the FTSE Nationality Committee who will decide the appropriate nationality for the company. The FTSE Nationality Committee will base its decision according to its assessment of various factors including, but not necessarily limited to, the following:

•	The investor protection regulations present in the country of incorporation;

•	The country in which the company is domiciled for tax purposes;

•	The location of its factors of production;

•	The location of its headquarters;

•	The location of company meetings;

•	The composition of its shareholder base;

•	The membership of its board of directors;

•	The currency denomination of the company’s shares;

•	The perception of investors.

If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation. If the company fails FTSE’s liquidity test in the country of incorporation, the FTSE Nationality Committee may assign the company to the country which exhibits the greatest liquidity. However, save for certain exceptions, a company incorporated in a country other than a developed country (as classified in the FTSE Global Equity Index Series) may not be assigned to a developed country. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognised as having a low taxation status that has been approved by the FTSE Nationality Committee. For companies incorporated in approved low taxation countries, the FTSE Nationality Committee will normally assign the company to the developed country with the greatest liquidity. The country allocation of any FTSE index constituents may be reassessed at any time at the FTSE Nationality Committee’s discretion.

Eligible Securities

Most equities are eligible for the Index. Ineligible securities include those whose business is that of holding equity and other investments, those of Limited Liability Partnerships and Limited Liability Companies, and where a unit comprises equity and non-equity, convertible preference shares and loan stocks until converted, and where a company does not list all its shares in an eligible class, or does not list an entire class, such unlisted shares (but they may be included in the Review Universe for the purpose of ranking companies by their full market capitalization).

Algorithm and Calculation Method

The FTSE Global Equity Index Series use actual closing mid-market or last trade prices, where available, for securities with local bourse quotations. Reuters real time exchange rates are used in the index calculations which are disseminated in real-time. Exchange rates used in the End of Day calculations are WM/Reuters Closing Spot Rates™, collected at 16:00 hrs London time.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

For the purposes of computing the FTSE Global Equity Index Series, the number of outstanding shares for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of outstanding shares for each constituent security is amended only when the total outstanding shares held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. If a corporate action is applied to an index constituent which involves a change in the number of outstanding shares, the change in shares will be applied simultaneously with the corporate action. If accumulated changes in the number of outstanding shares add up to 10% or more, or when an accumulated share change represents USD 2 billion of a company’s total market capitalisation, they are implemented between quarters. WM/Reuters Spot Rates will be used to convert the market capitalisation into USD. The USD 2 billion threshold may be adjusted annually in December, by the FTSE Policy Group. If an adjustment is made, it will be applied for the first time at the next review in March of the following year.

The FTSE Global Equity Index Series is calculated using the chained Paasche methodology. The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between:

•	the index’s market capitalisation as at the close of that day and

•	the market capitalisation at the start of that day

‘Start of the day’ is defined as the previous day's close adjusted for capital changes, investability weight changes, additions and deletions.

Adjustments are applied whenever capital changes take place, so that the performance of the FTSE Global Equity Index Series reflects the experience of investors. Eligible companies may be subject to adjustment for free float and multiple lines.

Free Float and Multiple Lines Adjustments

Free Float:  The FTSE Global Equity Index Series are adjusted for free float and foreign ownership limits. Free float restrictions include:

•	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments).

•	Shares held by Sovereign Wealth Funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

•	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.

•	Shares held within employee share plans.

•	Shares held by public companies or by non-listed subsidiaries of public companies.

•
Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

•	All shares where the holder is subject to a lock-in clause (for the duration of that clause)*.

•	Shares held for publicly announced strategic reasons, including shares held by several holders acting in concert.

•	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

* Free Float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lockin expiry date and the index review date.

Holdings that are not considered as restricted free float include portfolio holdings, nominee holdings, holdings by investment companies and ETFs. If in addition to the above restricted holdings, the company’s shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be considered a free float restriction.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Free float restrictions will be calculated using available published information. For Equity Shares of companies which have been admitted to the Index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Companies with a free float of 5% or below are not eligible for inclusion in the Index.

The FTSE Global Equity Index Series will be periodically reviewed for changes in free float.

Market Lines:

Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that:

•
The secondary line’s full market capitalisation (i.e. before the application of any investability weightings) is greater than 25% of the full market capitalisation of the company’s principal line and the secondary line is eligible in its own right in all respects. Should the full market capitalisation of a secondary line that is already a constituent of the FTSE All-World Index or the FTSE Global Small Cap Index fall below 20% of the full market capitalisation of the company’s principal line at an annual review, the secondary line will be deleted from the FTSE All-World Index or the FTSE Global Small Cap Index unless its full market capitalisation remains above the qualification level for continued inclusion as a constituent in the relevant regional index at that review.

•
All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity

Each security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

•
A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series.

•
An existing constituent which does not turnover at least 0.04% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed.

•
New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trade per month in each month since their listing, unless added under fast entry rule provisions.

•
In the event that the a company fails the liquidly test based on its underlying shares, the Depositary Receipt (DR) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional timezone to where the underlying shares are listed. Where a company has both DR and underlying shares listed, both lines will be tested separately for liquidity. The underlying share will be included as long as it passes the liquidity test in its own right.  The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR. In the event that the underlying share fails the liquidity test and the DR trades in a different time-zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e. the DR can be converted into underlying shares and the underlying shares can be converted into DRs).

•
At the sole discretion of a FTSE Regional Committee, the above percentage figures may be adjusted by up to 0.01% at a market review so that, in the Committee’s opinion, the index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole of a region and may not be applied to individual securities or countries.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Periodic Review of Index Constituents

In order to determine which companies are included in the index, first the 100% regional universe is defined, and companies are valued by full market capitalization. Companies are then ranked by full market capitalization in descending order, and the top 98% of the regional universe is selected as the Index Universe. Investability weights are assigned to all companies in accordance with the free float rules, the multiple lines rule is applied, all secondary lines which fail are eliminated, and the liquidity rule is applied to all remaining eligible lines of stock. From there, each company is evaluated for inclusion in the Index:

For companies not currently in the FTSE All-World Index Series or the FTSE Global Small Cap Index Series:

•
Companies at or above 68% of the Index Universe by full market capitalisation with a weight greater than 0.04% of the current respective regional All-World Index by full market  capitalisation, and with a weight greater than the inclusion percentage for the respective region by investable market capitalisation, will be included in the Large Cap Index for the region under review.

•
Companies ranked below 68%, but within the top 86% of the Index Universe by full market capitalisation with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalisation, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalisation, will be included in the Mid Cap Index for the region under review.

•
Companies ranked below the top 86%, but within the top 98% of the Index Universe by full market  capitalisation or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalisation, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalisation will be included  in the Small Cap Index for the region under review.

For existing FTSE All-World Index Series or the FTSE Global Small Cap Index Series constituents:

•
Existing Large Cap constituents will remain in the Large Cap Index if they fall within the top 72% of the ranking described above. If they are ranked between 72% and 92% of the Index Universe they will move to the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalisation or have a weight less than the exclusion percentage levels  for the respective region by investable market capitalisation, they will be excluded from the index.

•
Existing Mid Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 92% of the Index Universe they will remain in the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalisation or have a weight less than the exclusion percentage levels  for the respective region by investable market capitalisation, they will be excluded from the index.

•
Existing Small Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 86% of the Index Universe by full market capitalisation and have a weight greater than 0.04% of the current respective regional All-World Index by full market capitalisation they will move to the Mid Cap. If they are ranked below 86% of the Index Universe or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalisation, but within the top 101% of the Index Universe, they will remain in the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalisation or have a weight less than the exclusion percentage levels for the respective region by investable market capitalisation, they will be excluded from the index.

Inclusion and exclusion percentage levels by investable market capitalisation for all the regions in the FTSE Global Equity Index Series to determine additions and deletions and other changes in the index are shown below. These percentages are based from the respective regional Small Cap Index. Companies will be tested as a whole by taking the aggregate of each eligible line.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Region	For Inclusion (New Stocks)	For Inclusion (Current Stocks)
Developed Europe North America	0.02%	0.005%
Asia Pacific ex Japan Japan	0.05%	0.01%
Latin America	0.50%	0.20%
Emerging Europe Middle East & Africa	1.00%	0.20%

Fast Exit Rule

Existing constituents of all regions not undergoing a full review will be tested on a quarterly basis to identify any constituent meeting either of the following:

•
The constituent has fallen below 101% of the Index Universe by full market capitalization for two consecutive quarters. This level is set at the time of the last review of the relevant region and is index adjusted using data as at February 11, May 11, August 11 or November 11, as appropriate, to reflect the change in performance of the regional index since its previous review. The previous trading day’s data will be taken if any of the dates above are on a non trading day.

•
The constituent is valued at less than the relevant exclusion percentage levels for the respective Small Cap Index by investable market capitalisation for two consecutive quarters. This is assessed using data as at February 11, May 11, August 11 or November 11. The previous trading day data will be taken if any of the dates above are on a non trading day.

Constituents whose market capitalisation falls below either of the parameters will be considered to be ineligible and will be removed from the index. The deletion will be applied on the next trading day following the third Friday in March, June, September and December.

Changes to Constituent Companies

Under certain circumstances, companies can be added to the list of constituent stocks outside of a review when meeting certain market capitalization thresholds. Stocks can be deleted from the list of constituents if their market capitalization or weight falls below certain levels, there exists evidence of a change in circumstance regarding investability, or the constituent stock becomes delisted or becomes bankrupt, insolvent or is liquidated. Constituents can also be deleted under certain circumstances involving delisting, suspension, or relisting.

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by another constituent in its own or another country, then the existing constituent is deleted on the effective date of the acquisition. The enlarged company remains a constituent of the same benchmarks within the FTSE Global Equity Index Series as the acquired company.

Mergers between a constituent and non-constituent:

•
Within one country: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in the same country, then the purchasing company is added to the same benchmarks within the FTSE Global Equity Index Series as the acquired company on the effective date of the acquisition, if eligible in all other respects. The existing constituent is deleted on the same date.

•
Cross border:  If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in another country, the acquiring company will be included in its own country index on the effective date of acquisition, providing it is eligible in all other respects. The existing constituent will be deleted on the same date.

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Dual Directional Trigger PLUS Based on the Vanguard FTSE Europe ETF due September , 2015 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

FTSE
FTSE is a company owned equally by the London Stock Exchange Plc (the “LSE”) and the Financial Times Limited (the “FT”), in association with the Institute and the Faculty of Actuaries. These securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by LSE or by FT and neither FTSE or LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE Developed Europe Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSE Developed Europe Index is compiled and calculated solely by FTSE. However, neither FTSE or LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE Developed Europe Index and neither FTSE or LSE or FT shall be under any obligation to advise any person of any error therein.

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